Exhibit 10.1

EXECUTION VERSION

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is entered into by and between Sunoco LP, a Delaware master limited partnership (the “Partnership”), and Robert Bradley Williams (the “Employee”).

WHEREAS, the Partnership and certain of its affiliates have entered into an Asset Purchase Agreement (the “APA”) with 7-Eleven Inc. (“7-Eleven”) and SEI Fuel Services, Inc., pursuant to which 7-Eleven will acquire the majority of the Partnership’s company-owned retail store locations (the “Retail Divestiture”);

WHEREAS, the Partnership has determined that it is in its best interests to secure Employee’s continued service through the closing dates of the Retail Divestiture and for a post-closing period with 7-Eleven to ensure a smooth transition of the retail operations and implementation of the post-closing relationship with 7-Eleven; and

WHEREAS, Employee is desirous of continuing his employment through the closing of the Retail Divestiture and is open to considering his options for employment with 7-Eleven after the Retail Divestiture is completed.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties set forth in this Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.    RETENTION PERIODS.

There shall be two retention period for purposes of this Agreement. The first retention period shall begin from the effective date of this Agreement (set forth below) and end on the date of completion of the Retail Divestiture (the “Initial Retention Period”). The second retention period shall begin on the Employee’s first day of employment with 7-Eleven and extend for a period of six (6) months from that date (the “7-Eleven Retention Period”). Either the Initial Retention Period or the 7-Eleven Retention Period may be extended by written agreement of the parties at any time prior to the end of the applicable retention period.

II.    SERVICES.

Employee shall continue to provide operations, operations support and other related services to the Partnership and/or its affiliates, during the Initial Retention Period and in will work to ensure a smooth transition of the retail operations and implementation of the post-closing relationship for the Partnership with 7-Eleven during the 7-Eleven Retention Period. During the Initial Retention Period, Employee shall receive his regular salary and be eligible to participate in the Partnership’s compensation and benefit programs. During the 7-Eleven Retention Period, Employee’s compensation other than the Post-Closing Units shall be fully and completely at the discretion of 7-Eleven.

III.    RETENTION AMOUTS.

If Employee continues to provide services to the Partnership during the applicable retention periods, he shall be entitled to the following acceleration of restricted phantom units from the Partnership and its affiliates:

A.
If the Employee terminates employment with the Partnership after the end of the Initial Retention Period but prior to December 5, 2017 (and such termination is not For Cause by the Partnership), the Partnership shall cause certain restricted phantom units (as described below) awarded to the Employee pursuant to the terms of the Partnership’s 2012 Long-Term Incentive Plan (the “SUN Unit Plan”) to be accelerated in their vesting. The Employee currently has outstanding awards under the SUN Unit Plan, including (i) 14,310 restricted phantom units that are otherwise scheduled to vest under the SUN Unit Plan on December 5, 2017 (the “2017 Vesting Units”). The Partnership shall accelerate and fully vest the 2017 Vesting Units as of a date as soon as practicable after Employee terminates employment with the Partnership (provided such termination date is after the end of the Initial Retention Period, prior to December 5, 2017 and not as a result of a For Cause termination by the Partnership). Employee understands that he will be responsible for any and all applicable government withholdings in connection with the accelerated vesting of the 2017 Vesting Units. The Partnership will settle any applicable governmental withholding through the sale and withholding of common units. Employee further understands and acknowledges that Employee would not otherwise be eligible for accelerated vesting of the

2017 Vesting Units, or payment of any amounts, under the SUN Unit Plan or the Amended and Restated Energy Transfer Partners, L.P. Long-Term Incentive Plan (the “ETP Unit Plan”) as both the SUN Unit Plan and the ETP Unit Plan require continuing employment on the vesting dates of the awards in order to receive them.

B.
In addition, if the Employee satisfies the Initial Retention Period and terminates employment with the Partnership after the end of the Initial Retention Period (and such termination is not For Cause by the Partnership), the Partnership shall cause an additional 15,000 restricted phantom units awarded to the Employee pursuant to SUN Unit Plan to be accelerated and fully vested as of a date as soon as practicable after the Initial Retention Period (the “SUN Closing Units”). Employee understands that he will be responsible for any and all applicable government withholdings in connection with the accelerated vesting of the SUN Closing Units. The Partnership will settle any applicable governmental withholding related to the SUN Closing Units through the sale and withholding of common units. Employee further understands and acknowledges that Employee would not otherwise be eligible for accelerated vesting of the SUN Closing Units, or payment of any amounts, under the SUN Unit Plan or the ETP Unit Plan, as both the SUN Unit Plan and ETP Unit Plan require continuing employment on the vesting dates of the awards in order to receive them.

C.
In addition, if the Employee satisfies the Initial Retention Period and terminates employment with the Partnership after the end of the Initial Retention Period (and such termination is not For Cause by the Partnership), the Partnership shall cause all outstanding and unvested restricted units (as of the date of Employee’s termination) awarded to the Employee pursuant to ETP Unit Plan to be accelerated and fully vested as of a date as soon as practicable after the Initial Retention Period (the “ETP Closing Units”). Employee understands that he will be responsible for any and all applicable government withholdings in connection with the accelerated vesting of the ETP Closing Units. The Partnership will settle any applicable governmental withholding related to the ETP Closing Units through the sale and withholding of common units. Employee further understands and acknowledges that Employee would not otherwise be eligible for accelerated vesting of the ETP Closing Units, or payment of any amounts, under the SUN Unit Plan or the ETP Unit Plan, as both the SUN Unit Plan and ETP Unit Plan require continuing employment on the vesting dates of the awards in order to receive them.

D.
In addition, if the Employee commences employment with 7-Eleven after satisfaction of the Initial Retention Period and remains employed by 7-Eleven through the 7-Eleven Retention Period, the Partnership shall cause any forfeiture of and allow to accelerate an additional 10,000 restricted phantom units awarded to the Employee pursuant to SUN Unit Plan to be accelerated and fully vested as of a date as soon as practicable after the 7-Eleven Retention Period (the “Post-Closing Units”). Employee understands that he will be responsible for any and all applicable government withholdings in connection with the accelerated vesting of the Post-Closing Units. The Partnership will settle any applicable governmental withholding related to the Post-Closing Units through the sale and withholding of common units. Employee further understands and acknowledges that Employee would not otherwise be eligible for accelerated vesting of the Post-Closing Units, or payment of any amounts, under the SUN Unit Plan or the ETP Unit Plan, as both the SUN Unit Plan and ETP Unit Plan require continuing employment on the vesting dates of the awards in order to receive them.

E.
In addition, if Employee satisfies the Initial Retention Period and terminates, employment with the Partnership after the end of the Initial Retention Period (and such termination is not For Cause by the Partnership), Employee shall be entitled to receive an amount equal to Employee’s 2017 calendar year bonus, at target when the Employee terminates employment (the “2017 Bonus”). If the Initial Retention Period is satisfied after January 1, 2018 but prior to the payment of 2017 bonus awards in March, the Employee shall in addition to his 2017 Bonus be eligible for a pro-rata bonus amount for the portion of the 2018 calendar year then completed (the “2018 Pro-Rata Bonus”). The 2018 Pro-Rata Bonus shall be determined by multiplying (A) Employee’s target bonus by (B) the quotient obtained by dividing (x) the number of days from and including January 1, 2018 through and including Employee’s termination date by (y) 365.

The Employee further understands, acknowledges and specifically agrees that other than the 2017 Vesting Units, the SUN Closing Units, the ETP Closing Units and the Post-Closing Units, any and all other unvested awards/restricted units/restricted phantom units to the Employee outstanding under the SUN Unit Plan or the ETP Unit Plan shall be terminated and cancelled as of the date of Employee’s termination of employment with the Partnership. The Employee also understands and acknowledges that his commencement of employment and satisfaction of the 7-Eleven Retention Period is required for the Partnership to waive any forfeiture of and accelerate the Post-Closing Units after his termination of employment with the Partnership.

For purposes of the remainder of this Agreement, the acceleration of the 2017 Vesting Units, the SUN Closing Units, the ETP Closing Units, the Post-Closing Units, the 2017 Bonus and, if applicable, the 2018 Pro-Rata Bonus may be collectively referred to as the “Retention Amounts”. Payment of any Retention Amounts is completely and fully subject to compliance with Section VII (M) of this Agreement.

IV.    TERMINATION.

A. Termination by Partnership other than For Cause. If the Employee’s employment with the Partnership is involuntarily terminated by the Partnership, other than “For Cause,” as defined in the following sentence, the Employee shall receive the Retention Amounts as if the Employee had remained employed through the end of the Initial Retention Period and the 7-Eleven Retention Period, and such Retention Amounts shall be paid to the Employee, within thirty (30) days after the Employee’s termination date. For purposes of this Agreement, “For Cause” means (1) the commission by the Employee of a criminal or other act that involves an act of dishonesty or moral turpitude; (2) engagement by the Employee in any willful or deliberate misconduct which causes or is reasonably likely to cause economic damage to the Partnership or injury to the business reputation of the Partnership; (3) engagement in any dishonest or fraudulent conduct by the Employee in the performance of the Employee’s duties on behalf of the Partnership including, without limitation, the theft or misappropriation of funds or the disclosure of confidential or proprietary information; (4) the continuing failure or refusal of the Employee to satisfactorily perform the essential duties of the Employee for the Partnership after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Employee; (5) the material disregard or violation by the Employee; or (6) any other conduct materially detrimental to the Partnership’s business.

B. Termination upon Death or Disability. If the Employee’s employment with the Partnership is terminated as a result of the Employee’s death or the Employee’s disability (as determined by the Partnership), as applicable, on or before the satisfaction of the Initial Retention Period, the Employee shall receive the Retention Amounts associated with the Initial Retention Period (including the 2017 Vesting Units, the SUN Closing Units, the ETP Closing Units, the 2017 Bonus and, if applicable the 2018 Pro-Rata Bonus), as if the Employee had remained employed through the end of the Initial Retention Period, and such Retention Amounts shall be paid to the Employee or to the personal representative of the Employee’s estate, as the case may be, within thirty (30) days after the Employee’s death or determination of the Employee’s disability.

Additionally, if the Employee fails to satisfy the 7-Eleven Retention Period after commencing employment with 7-Eleven, as a result of the Employee’s death or the Employee’s disability (as determined by the Partnership), as applicable, on or before the satisfaction of the 7-Eleven Retention Period, the Employee shall receive the Retention Amounts associated with the 7-Eleven Retention Period (i.e. the Post-Closing Units), as if the Employee had remained employed with 7-Eleven through the end of the 7-Eleven Retention Period, and such Retention Amounts shall be paid to the Employee or to the personal representative of the Employee’s estate, as the case may be, within thirty (30) days after the Employee’s death or determination of the Employee’s disability

C.Other Terminations Including but not Limited to Employee Resignation. If the Employee’s employment with the Partnership is terminated and such termination is not covered by IV (a) and IV(b) above, no Retention Amounts shall be paid to or on behalf of the Employee hereunder.

V.    NOT AN EMPLOYMENT AGREEMENT.

This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between Employee and the Partnership or any affiliate of the Partnership. Subject to the terms of this Agreement, Employee may terminate his employment with the Partnership at any time, and the Partnership may terminate Employee’s employment with the Partnership at any time, with or without Cause, and such right is specifically reserved.

VI.    ASSIGNMENT.

A.    Assignment by Partnership. This Agreement may be assigned or transferred by the Partnership to, and if assigned or transferred shall be binding upon and inure to the benefit of, any affiliate of the Partnership and thereafter any such affiliates shall be deemed substituted for the “Partnership” under the terms of this Agreement for all purposes.

B.    Assignment by Employee. Neither this Agreement nor any right arising hereunder may be assigned or pledged by Employee, except as contemplated by Section IV (b) in the event of the Employee’s death or disability.

VII.    MISCELLANEOUS.

A.    Governing Law. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereunder.

B.    Interpretation. The Board of Directors of Partnership’s general partner shall have sole and exclusive authority to interpret the terms of this Agreement.

C.    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable by reason of its scope or breadth, it shall be valid and enforceable only to the extent of the scope or breadth permitted by law.

D.    Modification. This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement in a written instrument executed by the parties or their legal representatives.

E.    Tax Withholding. The Partnership may withhold from any amount paid under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

F.    No Waiver of Rights. Failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right to require performance of that obligation. Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, or a waiver or modification of the provision itself.

G.    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. Employee affirms that this Agreement is entered into knowingly and voluntarily without reliance upon any statements or representations by the Partnership, or any of its affiliates, or its or their employees or representatives, other than those contained in this Agreement, and that no other promise, inducement or agreement has been made to Employee.

H.    Source of Payments. The Retention Amounts will be paid from the general assets of the Partnership. The Partnership will not establish a trust or escrow to fund the benefits that may become due and payable under this Agreement.
I.    Employee’s Execution of Agreement. Employee is advised to exercise Employee’s right to consult with an attorney of Employee’s choice in considering whether to sign this Agreement. Employee affirms that Employee has carefully read this Agreement, that Employee understands the contents and meaning of this Agreement and that Employee’s execution of this Agreement is knowing and voluntary.

J.    Binding Effect. This Agreement shall be binding upon (i) Employee and Employee’s heirs, personal representatives and assigns, (ii) if Employee is married, Employee’s spouse and such spouse’s heirs, personal representatives and assigns, and (iii) the Partnership and its successors and assigns.

K.    Section 409A Compliance. This Agreement is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) due to the application of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(iv). Notwithstanding any other provisions of this Agreement to the contrary, if any portion of the payments to be made under this Agreement are determined to be subject to Code Section 409A, then the parties hereto agree that they will in good faith amend this Agreement in any manner reasonably necessary in order to comply with Code Section 409A, and the parties further understand and agree that any provision in this Agreement that shall violate the requirements of Code Section 409A shall be of no force and effect after such amendment.
L.    Counterparts. The parties may execute this Agreement in two counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

M.    Execution of Waiver and Release. Payment of any portion of the Retention Amounts under Section III of this Agreement will require that Employee properly and fully execute and not revoke a Separation Agreement and Full Release of Claims (the “Final Release”) and with respect to the Post-Closing Units a Supplemental Release of Claims (“Supplemental Release”) in favor of the Partnership and its affiliates in a form acceptable to the Partnership. The Final Release will be delivered to Employee on or immediately following his termination date and Employee shall have a period of up to 21 days to review the terms of such Final Release. If the Final Release is not returned to the Partnership by the end of such 21 day period, Employee shall be deemed to have forfeited and he shall have no claim to payment of such amounts or benefits. The Supplemental Release will be delivered to the Employee after satisfaction of the 7-Eleven Retention Period and Employee shall have a period of up to 21 days to review the terms of such Supplemental Release. If the Supplemental Release is not returned to the Partnership by the end of such 21 day period, Employee shall be deemed to have forfeited and he shall have no claim to payment of such amounts or benefits.

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IN WITNESS WHEREOF, the Partnership and Employee have executed this Agreement this 9th day of June, 2017.

SUNOCO LP
By:	Sunoco GP LLC, its general partner
By:	/s/ Christopher R. Curia
Christopher R. Curia
Executive Vice President & CHRO
EMPLOYEE
By:	/s/ Robert Bradley Williams
Robert Bradley Williams